Exhibit 99.1


                 Fair Isaac Announces First Quarter 2007 Results

                        Total revenue of $208.2 million;
                           Earnings per share of $0.52



    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 24, 2007--Fair Isaac
Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced the financial results for its first quarter ended December 31, 2006.

    First Quarter Fiscal 2007 Results

    The company reported first quarter revenues of $208.2 million in fiscal 2007 versus $202.8 million reported in the prior year period. Net income for the first quarter of fiscal 2007 totaled $31.2 million, or $0.52 per diluted share, versus $28.5 million, or $0.43 per diluted share, reported in the prior year period. First quarter fiscal 2007 results included a $2.3 million tax benefit arising from adjustments to income tax reserves resulting from the conclusion of a tax audit and the extension of the Federal Research Tax Credit.

    "We are pleased with our operating results, earnings per share, and cash flows for the quarter, and appreciate the hard work of our employees in good expense management," said Charles M. Osborne, Fair Isaac's interim chief executive officer. "We are still not satisfied with our rate of revenue growth. The expected benefits from our change to the Integrated Client Network organization have been slower than anticipated as people settle into new roles within the structure. We remain steadfast that our vision provides long-term growth for our customers, shareholders and employees."

    First Quarter Fiscal 2007 Revenues Highlights

    Revenues for first quarter fiscal 2007 across each of the company's four operating segments were as follows:

    -- Strategy Machine(R) Solutions revenues were $110.7 million in the first quarter compared to $112.0 million in the prior year quarter, or a decrease of 1.2%, primarily due to a decline associated with mortgage, originations, and precision marketing products offset by an increase in revenues from fraud, customer management, and collections and recovery solutions.

    -- Scoring Solutions revenues were $44.9 million in the first quarter compared to $46.2 million in the prior year quarter, or a decrease of 2.7%, primarily due to a decrease in revenues derived from our PreScore(R) Service.

    -- Professional Services revenues increased to $38.4 million in the first quarter from $32.8 million in the prior year quarter, or by 17.0%, primarily due to an increase in revenues from analytics, fraud, and customer management consulting offset by a decline associated with collections and recovery implementation solutions.

    -- Analytic Software Tools revenues increased to $14.2 million in the first quarter compared to $11.8 million in the prior year quarter, or by 20.4%, due to an increase in revenues generated from sales of the Blaze Advisor(TM) product.

    Bookings Highlights

    The bookings for the first quarter were $72.1 million versus $127.8 million in the same period last year. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    "Our lower level of bookings this quarter reflects our emphasis on license and service sales," stated Mr. Osborne, "and these tend to carry a lower booking value."

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents, and marketable security investments were $271.7 million at December 31, 2006, as compared to $267.8 million at September 30, 2006. Significant changes in cash and cash equivalents from September 30, 2006 include cash provided by operations of $59.6 million, borrowings under the revolving credit facility of $70.0 million, and $30.8 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the first quarter of fiscal 2007 includes $5.1 million related to purchases of property and equipment and $154.5 million to repurchase common stock.

    Outlook

    The company expects revenues for second quarter fiscal 2007 of approximately $215.0 million and earnings per diluted share to be approximately $0.48. The company expects revenues for fiscal 2007 of approximately $870.0 million and earnings per diluted share to be approximately $2.15.

    Organizational Announcement

    The company also announced today that Andrew Cecere has stepped down as a board member, effective immediately, in order to devote more time to his new role at U.S. Bancorp. Mr. Cecere, who has been a board member since April 2004, was recently named vice chairman and chief financial officer of U.S. Bancorp, where he had previously served as vice chairman of wealth management.

    "I want to extend my thanks to Andy for his contributions to Fair Isaac Corporation," said A. George Battle, chairman. "We are sorry to see him go, but all of us at Fair Isaac wish him well in his new position at U.S. Bancorp."

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its first quarter fiscal 2007 results, and outlook for fiscal 2007. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through February 21, 2007.

    About Fair Isaac Corporation

    Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company's solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2006. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

    Fair Isaac, FICO, myFICO, Blaze Advisor, Strategy Machine and
PreScore are trademarks or registered trademarks of Fair Isaac
Corporation in the United States and in other countries.



                        FAIR ISAAC CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
          For the Quarters Ended December 31, 2006 and 2005
                (In thousands, except per share data)
                             (Unaudited)


                                                      Quarter Ended
                                                      December 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

Revenues                                           $208,227  $202,790
                                                   --------- ---------

Operating expenses:
   Cost of revenues                                  70,569    67,045
   Research and development                          17,719    22,730
   Selling, general and administrative               68,648    63,383
   Amortization of intangible assets                  6,390     6,263
   Restructuring and acquisition-related                  -      (674)
                                                   --------- ---------
      Total operating expenses                      163,326   158,747
                                                   --------- ---------
Operating income                                     44,901    44,043
Other income, net                                       435       845
                                                   --------- ---------
Income before income taxes                           45,336    44,888
Provision for income taxes                           14,111    16,431
                                                   --------- ---------
Net income                                          $31,225   $28,457
                                                   ========= =========


Earnings per share:
   Basic                                              $0.54     $0.44
                                                   ========= =========
   Diluted                                            $0.52     $0.43
                                                   ========= =========


Shares used in computing earnings per share:
   Basic                                             58,057    64,211
                                                   ========= =========
   Diluted                                           59,985    66,219
                                                   ========= =========




                        FAIR ISAAC CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
               December 31, 2006 and September 30, 2006
                            (In thousands)
                             (Unaudited)


                                           December 31,  September 30,
                                               2006          2006
                                           ------------- -------------

ASSETS:
Current assets:
   Cash and cash equivalents                    $99,149       $75,154
   Marketable securities                        122,812       152,141
   Receivables, net                             176,547       165,806
   Prepaid expenses and other current
    assets                                       16,680        20,209
                                           ------------- -------------
      Total current assets                      415,188       413,310

Marketable securities and investments            49,736        40,479
Property and equipment, net                      54,650        56,611
Goodwill and intangible assets, net             786,535       786,062
Other noncurrent assets                          22,061        24,743
                                           ------------- -------------
                                             $1,328,170    $1,321,205
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable and other accrued
    liabilities                                 $56,610       $53,809
   Senior convertible notes                     400,000       400,000
   Revolving credit agreement                    70,000             -
   Accrued compensation and employee
    benefits                                     40,567        34,936
   Deferred revenue                              47,131        48,284
                                           ------------- -------------
      Total current liabilities                 614,308       537,029

Other noncurrent liabilities                     14,166        14,148
                                           ------------- -------------
      Total liabilities                         628,474       551,177

Stockholders' equity                            699,696       770,028
                                           ------------- -------------
                                             $1,328,170    $1,321,205
                                           ============= =============




                        FAIR ISAAC CORPORATION
                         REVENUES BY SEGMENT
          For the Quarters Ended December 31, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                                Quarter Ended
                                                December 31,
                                       -------------------------------
                                            2006            2005
                                       --------------- ---------------

Strategy machine solutions                   $110,669        $111,986
Scoring solutions                              44,918          46,156
Professional services                          38,417          32,831
Analytic software tools                        14,223          11,817
                                       --------------- ---------------
   Total revenues                            $208,227        $202,790
                                       =============== ===============




                        FAIR ISAAC CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
          For the Quarters Ended December 31, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                                     Quarter Ended
                                                     December 31,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------
Cash flows from operating activities:
Net income                                         $31,225    $28,457
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                    13,549     12,059
   Share-based compensation expense                  9,572      9,514
   Changes in operating assets and liabilities      (3,732)    10,366
   Other, net                                        9,034        348
                                                 ---------- ----------
      Net cash provided by operating activities     59,648     60,744
                                                 ---------- ----------

Cash flows from investing activities:
Purchases of property and equipment                 (5,125)    (2,545)
Net activity from marketable securities             21,392     22,587
Other, net                                            (213)       249
                                                 ---------- ----------
      Net cash provided by investing activities     16,054     20,291
                                                 ---------- ----------

Cash flows from financing activities:
Proceeds from revolving credit agreement            70,000          -
Proceeds from issuances of common stock             30,832     36,154
Repurchases of common stock                       (154,490)   (12,766)
Other, net                                             634      2,352
                                                 ---------- ----------
      Net cash provided by (used in) financing
       activities                                  (53,024)    25,740
                                                 ---------- ----------

Effect of exchange rate changes on cash              1,317       (359)
                                                 ---------- ----------

Increase in cash and cash equivalents               23,995    106,416
Cash and cash equivalents, beginning of period      75,154     82,880
                                                 ---------- ----------
Cash and cash equivalents, end of period           $99,149   $189,296
                                                 ========== ==========



    CONTACT: Fair Isaac Corporation
             Investors & Analysts:
             John D. Emerick, Jr., 800-213-5542
             or
             Marcy K. Winson, 800-213-5542
             investorrelations@fairisaac.com